As filed with the Securities and Exchange Commission on August 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANESBRANDS INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3352316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip code)

Inducement Stock Option Grant Notice and Agreement

Inducement Restricted Stock Unit Grant Notice and Agreement

Inducement Performance Stock Unit Grant Notice and Agreement

(Full title of the plan)

Joia M. Johnson, Esq.

Chief Administrative Officer, General Counsel and Corporate Secretary

Hanesbrands Inc.

1000 East Hanes Mill Road

Winston-Salem, North Carolina 27105

(Name and address of agent for service)

(336) 519-8080

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	294,606(1)(3)	$14.21 (4)	$4,186,351.26 (4)	$543.39
Common Stock, $0.01 par value per share	83,333 (2)(3)	$14.32 (5)	$1,193,328.56 (5)	$154.89
Common Stock, $0.01 par value per share	83,333 (2)(3)	$17.18 (5)	$1,431,660.94 (5)	$185.83
Common Stock, $0.01 par value per share	83,334 (2)(3)	$20.05 (5)	$1,670,846.70 (5)	$216.88

(1)

Represents the number of shares of common stock, $0.01 par value per share (“Common Stock”), of Hanesbrands Inc. (the “Registrant”), deliverable upon settlement of restricted stock units to be granted to Mr. Stephen B. Bratspies on August 3, 2020 pursuant to an Inducement Restricted Stock Unit Grant Notice and Agreement between the Registrant and Mr. Bratspies (the “RSU Inducement Agreement”) and performance stock units to be granted to Mr. Bratspies on August 3, 2020 pursuant to an Inducement Performance Stock Unit Grant Notice and Agreement between the Registrant and Mr. Bratspies (the “PSU Inducement Agreement”) being registered hereon. See “Explanatory Note” below.

(2)

Represents shares of Common Stock deliverable upon exercise of a portion of the stock options to be granted to Mr. Bratspies on August 3, 2020 pursuant to an Inducement Stock Option Grant Notice and Agreement between the Registrant and Mr. Bratspies (the “Option Inducement Agreement”), being registered hereby. See “Explanatory Note” below.

(3)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, such additional shares of Common Stock as may become deliverable pursuant to any anti-dilution provisions of the RSU Inducement Agreement, the PSU Inducement Agreement, and the Option Inducement Agreement, as applicable.

(4)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraph (c) of Rule 457 of the General Rules and Regulations under the Securities Act (“Rule 457”), on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Global Market on July 31, 2020, within five business days prior to filing.

(5)

Calculated pursuant to paragraph (h) of Rule 457. The exercise price of the options granted pursuant to the Option Inducement Agreement is calculated by multiplying (A) a specified exercise premium factor applicable to each option by (B) the price of Common Stock at the close of regular trading on the New York Stock Exchange on August 3, 2020.

EXPLANATORY NOTE

Pursuant to the RSU Inducement Agreement, the PSU Inducement Agreement and the Option Inducement Agreement, the Registrant is granting restricted stock units covering 98,202 shares of Common Stock, performance stock units covering a target number of 98,202 shares of Common Stock (with a maximum payout of 196,404 shares of Common Stock), and options to purchase an aggregate of 250,000 shares of Common Stock, to Mr. Bratspies on August 3, 2020. This Registration Statement registers the Common Stock issuable upon exercise or settlement, as applicable, of such grants.

The foregoing grants are material inducements to Mr. Bratspies’ acceptance of employment as the Chief Executive Officer of the Registrant, and were approved by the Registrant’s Board of Directors. Such grants are in reliance on Section 303A.08 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which exempts certain inducement equity grants from the general requirement of the NYSE rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participant in the arrangements covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 filed with the SEC on February 11, 2020;

b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 28, 2020 and June 27, 2020, filed with the SEC on April 30, 2020 and July 31, 2020;

c)

The Registrant’s Current Reports on Form 8-K filed with the SEC on January  14, 2020, January  30, 2020, March  11, 2020, March  25, 2020 (Item 2.03 only), April  29, 2020, April  30, 2020, May  4, 2020, May  7, 2020, June  9, 2020 and July 30, 2020; and

d)	The description of the Registrant’s common stock filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, filed with the SEC on April 30, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Maryland corporation. Section 2-405.2 of the Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a judgment or other final adjudication and that is material to the cause of action adjudicated in the proceeding. The Registrant’s charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by the MGCL.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was (i) by or in the right of the corporation or the director was adjudged liable to the corporation or (ii) on the basis that a personal benefit was improperly received, the corporation may not indemnify the director, unless in either case ordered by a court and then only for expenses. The MGCL also permits a Maryland corporation to pay a director’s reasonable expenses in advance of the final disposition of a proceeding to which the director is a party upon receipt by the corporation of (1) a written affirmation by the director of the director’s good faith belief that the director has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of the director to repay the amount advanced if it is ultimately determined that the director did not meet the necessary standard of conduct. Section 2-418 of the MGCL defines a director as any person who is or was a director of a corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company or other enterprise or employee benefit plan. Section 2-418(j)(2) of the MGCL also permits a Maryland corporation to indemnify and advance expenses to its officers, employees and agents to the same extent that it may indemnify and advance expenses to its directors.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by the MGCL, to indemnify any of the Registrant’s present or former directors or officers or those of the Registrant’s subsidiaries who (1) is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity or (2) while a director or officer of the Registrant and at the Registrant’s request, serves or served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to a proceeding by reason of such person’s service in that capacity and to pay or reimburse that person’s reasonable expenses in advance of final disposition of a proceeding. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

The Registrant’s bylaws also permit the Registrant, with the approval of its board of directors, to indemnify and advance expenses to (1) a person who served a predecessor in any of the capacities described above or (2) any of the Registrant’s employees or agents, or any employee or agent of a predecessor.

The Registrant also maintains indemnity insurance as permitted by Section 2-418(k) of the MGCL, pursuant to which its officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related losses under the Securities Act or the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2006)

4.2	Articles Supplementary (Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 5, 2006)

4.3	Articles of Amendment to Articles of Amendment and Restatement of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 28, 2015)

4.4	Articles Supplementary (Reclassifying Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2015)

4.5	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 26, 2017)

4.6	Inducement Restricted Stock Unit Grant Notice and Agreement with Stephen B. Bratspies

4.7	Inducement Performance Stock Unit Grant Notice and Agreement with Stephen B. Bratspies

4.8	Inducement Stock Option Grant Notice and Agreement with Stephen B. Bratspies

5.1	Opinion of Venable LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Venable LLP (set forth in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on August 3, 2020.

Hanesbrands Inc.

By:	/s/ M. Scott Lewis
	Name:	M. Scott Lewis
	Title:	Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Stephen B. Bratspies, M. Scott Lewis and Joia M. Johnson, and each one of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities indicated on August 3, 2020.

Signature	Title
/s/ Stephen B. Bratspies Stephen B. Bratspies	Chief Executive Officer and Director (Principal Executive Officer)

/s/ M. Scott Lewis M. Scott Lewis	Interim Chief Financial Officer, Chief Accounting Officer and Controller (Principal Financial Officer and Principal Accounting Officer)

/s/ Geralyn R. Breig Geralyn R. Breig	Director

/s/ Bobby J. Griffin Bobby J. Griffin	Director

/s/ James C. Johnson James C. Johnson	Director

/s/ Franck J. Moison Franck J. Moison	Director

/s/ Robert F. Moran Robert F. Moran	Director

/s/ Ronald L. Nelson Ronald L. Nelson	Director

/s/ Anne E. Ziegler Anne E. Ziegler	Director